EXHIBIT 99.1

Amtech Reports Fourth Quarter and Fiscal 2021 Results

TEMPE, Ariz., November 17, 2021 -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs), today reported results for its fourth quarter and fiscal year ended September 30, 2021.

Fourth Quarter Fiscal 2021 Financial and Operational Highlights:

•
Net revenue of $24.3 million
•
Operating income of $1.3 million
•
Income from operations, net of tax, of $0.7 million
•
Income per diluted share of $0.05
•
Customer orders of $34.2 million
•
Book to bill ratio of 1.4:1
•
Unrestricted cash of $32.8 million

Fiscal 2021 Financial and Operational Highlights:

•
Net revenue of $85.2 million
•
Operating income of $3.7 million
•
Income from operations, net of tax, of $1.5 million
•
Income per diluted share of $0.11
•
Customer orders of $115.4 million
•
September 30, 2021 backlog of $44.1 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “Fiscal 2021 was a strong year for Amtech, with over $115 million in bookings and over $85 million in revenue, representing year-over-year growth rates of 84% and 30%, respectively. We are encouraged to see this strength continuing into 2022, with a record backlog of $44.1 million and new quoting activity extending into the second fiscal quarter and beyond. Although industry wide logistics and supply chain challenges are creating near-term headwinds, longer-term growth drivers across our served markets remain healthy.”

GAAP Financial Results

(in millions, except per share amounts)	Q4 FY	Q3 FY	Q4 FY	12 Months	12 Months
	2021	2021	2020	2021	2020
Net revenues	$24.3	$23.1	$15.1	$85.2	$65.5
Gross profit	$9.2	$10.1	$5.0	$34.5	$24.4
Gross margin	37.8%	43.6%	32.9%	40.5%	37.3%
Operating income (loss)	$1.3	$1.2	$(1.2)	$3.7	$(0.5)
Operating margin	5.3%	5.2%	-7.8%	4.4%	-0.7%
Income (loss) from continuing operations, net of tax	$0.7	$0.4	$(2.0)	$1.5	$(3.9)
Diluted income (loss) per share from continuing operations	$0.05	$0.03	$(0.14)	$0.11	$(0.28)

Net revenues increased 5% sequentially and 61% from the fourth quarter of fiscal 2020, with the sequential increase primarily attributable to strong shipments of our advanced packaging and SMT equipment and increased shipments of our polishing machines. The prior year period was affected by the COVID-19 pandemic.

Relative to last quarter, gross margin decreased in the fourth quarter of fiscal 2021 primarily due to a less favorable product mix. Gross margin in the fourth quarter of fiscal 2021 increased compared to prior year due to product mix and increased capacity utilization, partially offset by rising labor and material costs.

Selling, General & Administrative (“SG&A”) expenses decreased $0.7 million on a sequential basis. Adjusting for cyber incident expenses of $1.1 million in the third quarter of fiscal 2021 and the partial insurance reimbursement for this incident ($0.4 million) in the fourth fiscal quarter of 2021, SG&A increased sequentially by $0.8 million due primarily to increased consulting, shipping and logistics costs. SG&A increased $1.3 million compared to the prior year period due primarily to SG&A from the acquisition of Intersurface Dynamics in fiscal 2021, as well as increased travel and consulting expenses.

Research, Development and Engineering decreased $0.2 million sequentially and increased $0.5 million compared to the same prior year period due primarily to the timing of materials used in our strategic R&D projects.

Operating income was $1.3 million, compared to operating income of $1.2 million in the third quarter of fiscal 2021 and an operating loss of $1.2 million in the same prior year period.

Income tax provision was $0.7 million for the three months ended September 30, 2021, compared to a provision of $0.7 million in the preceding quarter and $0.5 million in the same prior year period.

Income from operations, net of tax, for the fourth quarter of fiscal 2021 was $0.7 million, or 5 cents per share. This compares to a loss from operations of $2.0 million, or 14 cent per share, for the fourth quarter of fiscal 2020 and income of $0.4 million, or 3 cent per share, in the preceding quarter.

Outlook

The Company’s outlook reflects the anticipated ongoing logistical impacts and the related delays for goods shipped to and from China. Actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand.

Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For the first fiscal quarter ending December 31, 2021, revenues are expected to be in the range of $24 to $27 million. Gross margin for the quarter ending December 31, 2021 is expected to be approximately 40% due to a more favorable product mix, with operating margin in the mid to upper single digits.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal fourth quarter financial results. The call will be available to interested parties by dialing 800-367-2403. For international callers, please dial +1 334-777-6978. The confirmation code is 7034799. A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe. Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC substrates, 300mm horizontal thermal reactor, and electronic assemblies used in power, RF, and other advanced applications), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, PR Hoffman™ and Intersurface Dynamics, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release.

Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2021, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

November 17, 2021

(Unaudited)

Summary Financial Information for Continuing Operations

(in thousands, except percentages and ratios)

	Three Months Ended			Years Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Amtech Systems, Inc.
Revenues, net of returns and allowances	$24,340	$23,100	$15,084	$85,205	$65,463
Gross profit	$9,211	$10,079	$4,958	$34,530	$24,441
Gross margin	38%	44%	33%	41%	37%
Operating income (loss)	$1,296	$1,204	$(1,181)	$3,725	$(485)
New orders	$34,188	$30,861	$13,767	$115,444	$62,848
Backlog	$44,143	$34,295	$13,905	$44,143	$13,905
Semiconductor Segment
Revenues, net of returns and allowances	$19,891	$19,501	$12,935	$72,086	$54,516
Gross profit	$7,732	$8,599	$4,647	$30,336	$21,199
Gross margin	39%	44%	36%	42%	39%
Operating income	$2,609	$2,114	$406	$8,585	$4,168
New orders	$30,247	$26,607	$11,979	$101,988	$52,448
Backlog	$42,743	$32,388	$12,842	$42,743	$12,842
Material and Substrate Segment
Revenues, net of returns and allowances	$4,449	$3,599	$2,149	$13,119	$10,304
Gross profit	$1,479	$1,480	$311	$4,194	$3,233
Gross margin	33%	41%	14%	32%	31%
Operating income (loss)	$264	$333	$(512)	$278	$684
New orders	$3,941	$4,254	$1,788	$13,456	$10,400
Backlog	$1,400	$1,907	$1,063	$1,400	$1,063

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

November 17, 2021

(Unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2021	2020	2021	2020
Revenue, net of returns and allowances	$24,340	$15,084	$85,205	$65,463
Cost of sales	15,129	10,126	50,675	41,022
Gross profit	9,211	4,958	34,530	24,441

Selling, general and administrative	6,558	5,263	24,740	21,397
Research, development and engineering	1,342	876	5,979	3,312
Restructuring charges	15	—	86	217
Operating income (loss)	1,296	(1,181)	3,725	(485)

Loss on sale of subsidiary	—	—	—	(2,793)
Interest income (expense) and other, net	46	(350)	(291)	162
Income (loss) from continuing operations before income taxes	1,342	(1,531)	3,434	(3,116)
Income tax provision	676	494	1,926	791
Income (loss) from continuing operations, net of tax	666	(2,025)	1,508	(3,907)
Loss from discontinued operations, net of tax	—	—	—	(11,816)
Net income (loss)	$666	$(2,025)	$1,508	$(15,723)

Income (Loss) Per Basic Share:
Basic income (loss) per share from continuing operations	$0.05	$(0.14)	$0.11	$(0.28)
Basic loss per share from discontinued operations	$—	$—	$—	$(0.83)
Net income (loss) per basic share	$0.05	$(0.14)	$0.11	$(1.11)

Income (Loss) Per Diluted Share:
Diluted income (loss) per share from continuing operations	$0.05	$(0.14)	$0.11	$(0.28)
Diluted loss per share from discontinued operations	$—	$—	$—	$(0.83)
Net income (loss) per diluted share	$0.05	$(0.14)	$0.11	$(1.11)

Weighted average shares outstanding - basic	14,190	14,052	14,189	14,159
Weighted average shares outstanding - diluted	14,387	14,052	14,340	14,159

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

November 17, 2021

(Unaudited)

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2021	September 30, 2020
Assets
Current Assets
Cash and cash equivalents	$32,836	$45,070
Accounts receivable - Net	22,502	11,243
Inventory - Net	22,075	17,277
Income taxes receivable	1,046	1,362
Other current assets	2,407	1,617
Total current assets	80,866	76,569
Property, Plant and Equipment - Net	14,083	11,995
Right-of-Use Assets - Net	8,646	5,124
Intangible Assets - Net	858	609
Goodwill - Net	11,168	6,633
Deferred Income Taxes - Net	631	566
Other Assets	661	602
Total Assets	$116,913	$102,098
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$8,229	$2,676
Accrued compensation and related taxes	2,881	2,066
Accrued warranty expense	545	380
Other accrued liabilities	903	627
Current maturities of long-term debt	396	380
Current portion of long-term lease liability	531	124
Contract liabilities	1,624	1,224
Total current liabilities	15,109	7,477
Long-Term Debt	4,402	4,798
Long-Term Lease Liability	8,389	5,064
Income Taxes Payable	3,277	3,240
Other Long-Term Liabilities	102	—
Total Liabilities	31,279	20,579
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,304,492 and 14,063,172 in 2021 and 2020, respectively	143	141
Additional paid-in capital	126,380	124,435
Accumulated other comprehensive income (loss)	14	(646)
Retained deficit	(40,903)	(42,411)
Total Shareholders’ Equity	85,634	81,519
Total Liabilities and Shareholders’ Equity	$116,913	$102,098

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

November 17, 2021

(Unaudited)

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended September 30,
	2021	2020
Operating Activities
Net income (loss)	$1,508	$(15,723)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,398	1,258
Write-down of inventory	544	733
Provision for allowance for doubtful accounts	44	24
Deferred income taxes	(65)	218
Non-cash share-based compensation expense	401	326
Loss on sales of subsidiaries	—	13,709
Other, net	43	55
Changes in operating assets and liabilities:
Accounts receivable	(11,023)	1,359
Inventory	(5,180)	(913)
Contract and other assets	(686)	324
Accounts payable	5,472	(3,620)
Accrued income taxes	353	(2,701)
Accrued and other liabilities	829	4,658
Contract liabilities	400	(1,371)
Net cash used in operating activities	(5,962)	(1,664)
Investing Activities
Purchases of property, plant and equipment	(3,012)	(2,676)
Net cash disposed of in sales of subsidiaries	—	(9,940)
Acquisition, net of cash and cash equivalents acquired	(5,082)	—
Net cash used in investing activities	(8,094)	(12,616)
Financing Activities
Proceeds from the exercise of stock options	1,546	877
Repurchase of common stock	—	(2,000)
Payments on long-term debt	(380)	(379)
Net cash provided by (used in) financing activities	1,166	(1,502)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	656	1,718
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(12,234)	(14,064)
Cash, Cash Equivalents and Restricted Cash, Beginning of Year*	45,070	59,134
Cash, Cash Equivalents and Restricted Cash, End of Year	$32,836	$45,070

* Includes Cash, Cash Equivalents and Restricted Cash that are included in Held-For-Sale Assets on the Condensed Consolidated Balance Sheets for periods prior to January 22, 2020.